As Filed with the Securities and Exchange Commission on May 26, 2006

Registration No.: 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MEDIS TECHNOLOGIES LTD.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	13-3669062 (I.R.S. Employer Identification Number)
805 Third Avenue
New York, New York 10022
(212) 935-8484
(Address and telephone number of registrant’s principal executive offices)

Robert K. Lifton, Chairman of the Board
Medis Technologies Ltd.
805 Third Avenue
New York, New York 10022
(212) 935-8484
(Name, address and telephone number of agent for service)

Copies to:

Ira I. Roxland, Esq.
Sonnenschein Nath & Rosenthal LLP
1221 Avenue of the Americas
New York, New York 10020
(212) 768-6700
Fax: (212) 768-6800

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered		Proposed Maximum Aggregate Price Per Unit(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.01 per share	296,502 shs.	(3)	$23.055	$6,835,853.61	$731.44

(1)
Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

(3)	Includes 27,000 shares of common stock issuable upon exercise of warrants.
__________________________

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The securities described herein may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated May 26, 2006

Preliminary Prospectus

MEDIS TECHNOLOGIES LTD.

296,502 Shares of Common Stock

_______________________

This prospectus relates to the offer and sale from time to time of up to 296,502 shares of our common stock by the persons described in this prospectus, whom we call the “selling stockholders.” Of such shares, 269,502 shares are being offered for resale by current stockholders and 27,000 shares are being offered for resale upon exercise of warrants held by certain of the selling stockholders. We are registering these shares as required by the terms of registration rights agreements or arrangements between the selling stockholders and us. Such registration does not mean that the selling stockholders will actually offer or sell any of these shares, or that any of the warrants will be exercised by the holders thereof. We will receive no proceeds from the sale of any of these shares if they are sold by the selling stockholders; however, we will receive an aggregate of approximately $283,000 if the warrants are exercised in full.

Our common stock is currently traded on The Nasdaq National Market under the symbol “MDTL.” The closing price of our common stock on May 24, 2006 was $23.64 per share.

This investment involves risks. You should refer to the discussion of risk factors, beginning on page 3 of this prospectus.

_______________________

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

_______________________

              The date of this prospectus is                     , 2006

TABLE OF CONTENTS

SUMMARY	1
RISK FACTORS	3
FORWARD LOOKING STATEMENTS	9
SELLING STOCKHOLDERS	10
PLAN OF DISTRIBUTION	13
LEGAL MATTERS	15
EXPERTS	15
AVAILABLE INFORMATION	15
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	15

i

SUMMARY

The following summary does not contain all the information that may be important to you in making a decision to acquire our common stock. For a more complete understanding of our company and our common stock, you should read the entire prospectus, including the risks described under “Risk Factors,” and the documents incorporated in this prospectus by reference.

Overview

Our primary business focus is on the development, manufacturing, marketing and distribution of direct liquid fuel cell products for portable electronic devices, for the consumer (personal and professional) and military markets. We are also seeking to exploit commercially a medical diagnostic tool called the CellScan, which is a static cytometer—an instrument for measuring reactions of living cells while the cells are in a static state. Furthermore, we have filed patent applications relating to a technology for an explosive detection device and we are seeking to develop a commercial product embodying that technology. We also own patents or other intellectual property rights to other proprietary technologies (including our inherently conduction polymers), some of which we are seeking to develop for commercial exploitation.

We are a Delaware corporation organized in April 1992. Our executive offices are located at 805 Third Avenue, New York, New York 10022. Our telephone number is (212) 935-8484. Our website is located at www.medistechnologies.com. The information on our website is not part of this prospectus.

Recent Developments

On April 21, 2006, we entered into letter agreements (as subsequently amended on April 26, 2006) with certain holders of our 6% senior convertible notes due July 15, 2010 pursuant to which such noteholders agreed to exchange an aggregate of $46,582,000 principal amount of their respective notes for an aggregate of 2,948,806 shares of our common stock. Such number of shares, which will aggregate 9.3% of our issued and outstanding common stock after giving effect to this transaction, includes 256,203 shares, valued at $30 per share, in lieu of future interest payments had such notes remained outstanding until their maturity, after giving effect to an eighteen month waiver of such payments. The 256,203 shares issued in lieu of future interest payments are being offered for resale pursuant to this prospectus.

On May 8, 2006, we entered into a letter agreement with certain holders of our 6% senior convertible notes due July 15, 2010 pursuant to which such noteholders agreed to exchange an aggregate of $2,418,000 principal amount of their respective notes for an aggregate of 153,068 shares of our common stock. Such number of shares, which will aggregate 0.5% of our issued and outstanding common stock after giving effect to this transaction, includes 13,299 shares, valued at $30 per share, in lieu of future interest payments had such notes remained outstanding until their maturity, after giving effect to an eighteen month waiver of such payments. The 13,299 shares issued in lieu of future interest payments are being offered for resale pursuant to this prospectus.

The Offering

Common stock offered in this prospectus	296,502 shares (1)

Common stock outstanding after this offering	32,001,364 shares (2)
_______________

(1) Includes 27,000 shares issuable upon exercise of warrants held by certain of the selling stockholders.

(2) Based upon our issued and outstanding shares of common stock as of May 19, 2006, and assumes the exercise of warrants held by certain of the selling stockholders. This number excludes 37,500 and 2,375,000 shares of our common stock which are issuable upon exercise of our other outstanding warrants and options under our stock option plan, respectively. An additional 23,000 shares are reserved for future grants under our stock option plan. At our annual meeting of stockholders on July 18, 2006, our stockholders are being asked to increase the number of shares available for grant under our stock option plan by 800,000 shares.

RISK FACTORS

You should carefully consider the following factors, as well as other information appearing elsewhere in this prospectus or incorporated in this prospectus by reference, before you decide whether to purchase shares of our common stock.

We cannot predict when we will achieve profitability.

We have not been profitable and cannot predict when we will achieve profitability, if ever. Our plan is to be in a position to sell sufficient Power Packs coming off our automated production line in 2007 to reach profitability but we can give no assurance of that result. Our inability to become profitable may force us to curtail or temporarily discontinue our research and development programs and our day-to-day operations. Furthermore, there can be no assurance that profitability, if achieved, can be sustained on an ongoing basis. As of March 31, 2006, we had an accumulated deficit of approximately $149,627,000.

We may never complete the development of commercially acceptable fuel cell products or develop any of our other technologies into commercially acceptable products.

Although we have targeted the first quarter of 2007 for the roll-out of our first commercial fuel cell product from our automated line which is now being built, we can give no assurance as to when or whether we will successfully commercialize our fuel cell products for our target markets. We continue to seek to improve our fuel cell products, particularly in the areas of energy capacity, power density, operating time, shelf life and working life, as well as the temperature conditions under which they can operate. We also seek to reduce the component costs and costs of the final product, and continue to seek to improve its power management system and each element of the power management system.

We believe that we have completed development of our CellScan system, although we expect to continue to make further advances, and it is ready for sale in the market but we can give no assurance as to commercial acceptance of the CellScan system or as to when or whether we will successfully develop any of our other technologies into commercially acceptable products.

Developing any technology into a marketable product that the consumer will desire to purchase is a risky, time consuming and expensive process. We may encounter setbacks, discrepancies requiring time consuming and costly redesigns and changes and that there is the possibility of outright failure.

We may not meet our product development and commercialization milestones and time tables.

We establish milestones and time tables, based upon our expectations regarding our technologies, plans and programs at that time, which we use to assess our progress toward developing and delivering into the market place commercially acceptable fuel cell products. These milestones relate to technology and design improvements as well as to dates for achieving production and marketing goals. If our products exhibit technical defects or are unable to meet cost or performance goals, including levels and stability of power output for our Power Pack, useful life and reliability and satisfactory clinical test results for our CellScan or if our production cannot be achieved in time or the costs exceed our expectations, our commercialization schedule could be delayed and third parties who are collaborating with us to manufacture or market our fuel cell products may decline to continue that collaboration. Furthermore, potential purchasers of our initial commercial products may lose interest or may opt to purchase alternative technologies.

Generally, we have continued to make technological advances and establish production and distribution relationships in order to meet our research and development programs. We can give no assurance that our commercialization schedule will continue to be met as we further develop our fuel cell products, or any of our other technologies or products.

Customers will be unlikely to buy our fuel cell products or our CellScan System unless we can demonstrate that they can be produced for sale to customers and users at attractive prices.

To date, we have manufactured a limited number of our fuel cell products on our semi-automated production line at our own facilities. We plan to move to a fully automated production line operated by a third-party contract manufacturer for high-volume production. Consequently, we have no experience in the final stages of manufacturing our fuel cell products on a high volume commercial basis. We can offer no assurance that either we, our contract manufacturer or any other party we engage to build a fully automated line production for volume-production of our products will develop efficient, automated, low-cost manufacturing capabilities and processes to meet the quality, price, engineering, design and production standards or production volumes required to successfully mass market our fuel cell products. Even if we or our contract manufacturer are successful in developing such manufacturing capability and processes, we do not know whether we or they will be timely in meeting our product commercialization schedule or the product, production and delivery requirements of potential customers. A failure to develop such manufacturing processes and capabilities could have a material adverse effect on our business and financial results.

The price of our fuel cell products is dependent largely on material and other manufacturing costs. We are unable to offer any assurance that either we or a contract manufacturer will be able to reduce costs to a level which will allow production of a competitive product that the consumer finds attractive or that any product produced using lower cost materials and manufacturing processes will not suffer from a reduction in performance, reliability and longevity. Furthermore, although we have estimated a pricing structure for our fuel cell products, including manufacturing costs and proposed sales price, we can give no assurance that these estimates will be correct in light of any manufacturing process we adopt or distribution channels we use.

Furthermore, our contemplated program for the volume production of our fuel cell products would require us to manufacture the electrodes, catalysts and fuel internally and deliver them to our proposed contract manufacturer to be part of the final product. Although we have established electrode and fuel production operations at our facility in Israel, we have not demonstrated that we are capable of producing any of those or any other components at a large enough scale to adequately supply those components in sufficient volume, or if those components will meet or surpass the manufacturing standards necessary for a successful final product.

We have developed a pricing structure for the CellScan, CellCarriers and tests that we believe would be commercially acceptable. However, we can give no assurance that our CellScan customers would respond affirmatively to our pricing structure.

A commercially acceptable market for our fuel cell products may never develop or may take longer to develop than we anticipate.

Although we have developed our business plans based on there being a large consumer and military demand for our Power Pack, a commercially acceptable market may never develop for our fuel cell products or any of our other technologies, or may develop more slowly than we anticipate. Our fuel cell products represent a new market product, and we do not know with certainty to what extent, if any, end-users will want to purchase and use them. The development of a commercially acceptable market for our fuel cell products may be affected by many factors, some of which are out of our control, including:

•
the level to which the capabilities of our fuel cell product has advanced in performance, shelf-life, stand-by time, time of use, size, weight, cost and other factors that determine consumer acceptance;

•	the emergence of newer, more competitive technologies and products;

•
improvements to existing technologies, including existing rechargeable battery technology or the chips used in the electronic devices that allow the batteries to operate more efficiently or allow the devices to run for longer periods of time;

•
the future cost of sodium borohydrides, alkalines, glycerol, ethanol, or any other hydrogen-based fuels, the catalysts used in our fuel cell products or other chemicals used for powering our fuel cell products and , plastics and nickel used in the product;

•	regulations that affect or limit the use of the components in our fuel cells or our fuel cells in general or regulations regarding recycling;

•	consumer perceptions of the safety of our products; and

•	consumer reluctance to try a new product.

If a mass market fails to develop or develops more slowly than we anticipate, we may be unable to recover the losses we will have incurred in the development of our products and may never achieve profitability.

We will be unable to market or sell our fuel cell products or products derived from any of our other technologies if we are unsuccessful in entering into sales agreements, arrangements, alliances, joint ventures or licensing agreements with third parties.

As we do not have nor do we intend to develop our own broad based marketing or wide scale manufacturing infrastructure, our ability to market, manufacture and sell our fuel cell technologies or any of our other technologies is wholly dependent on our entry into manufacturing, sales or distributing arrangements, sales agreements, strategic alliances, joint ventures or licensing agreements with third parties possessing such capabilities. Although to date we have been successful in entering into certain of such arrangements, we can give no assurance that in the future we will be successful in entering into additional arrangements, alliances, joint ventures or agreements or that the terms of which will be entirely beneficial to us.

We expect to be dependent on third party suppliers and subcontractors for the supply of key materials and components for our products.

If and when either we or our contract manufacturers or manufacturing, strategic alliance or joint venture partners commence production of our fuel cells or fuel cell products, of which there can be no assurance, we expect to rely upon third party suppliers and subcontractors to provide requisite materials and components, including the power management system of our fuel cell Power Pack product. A supplier’s or subcontractor’s failure to supply materials or components in a timely manner, or to supply materials and components that meet our quality, quantity or cost requirements, or our inability to obtain substitute sources for these materials and components in a timely manner or on terms acceptable to us, could harm our ability to manufacture our fuel cell products or meet our cost targets or commercialization schedule. We or our contract manufacturers, manufacturing, strategic alliance or joint venture partners may be unable to obtain comparable materials or components from alternative suppliers, and that could adversely affect our ability to produce viable fuel cells or significantly raise the cost of producing fuel cells or fuel cell products.

We expect that platinum will not be a component in our commercial fuel cell products, however, there can be no assurance that we may not require some platinum to achieve the results we desire or in some future version of our fuel cell for larger applications. Platinum is a scarce natural resource and, to the extent it remains a component of the electrode, we will be dependent upon a sufficient supply of this commodity at a cost that allows us to meet our cost targets for our fuel cell products. While we do not anticipate significant near or long-term shortages in the supply of platinum, such shortages could adversely affect our ability to produce commercially acceptable fuel cell product or raise our cost of producing our fuel cell products beyond our targeted cost.

Problems or delays in our collaboration efforts with third parties to develop or market our fuel cell products could hurt our reputation and the reputation of our products.

We have entered into agreements with third parties who have agreed to assist us in developing or marketing our fuel cell products, producing and supplying components of our fuel cell products or producing the manufacturing line for our fuel cell products. We are in discussions with other third parties and may enter into similar agreements with such other parties or others in the future, of which we can give no assurances of success.

Some of these collaboration agreements contemplate that these third parties will work with our scientists and employees to test various aspects of, assist in developing components of, or market, our fuel cells or fuel cell products. Such tests or development efforts may encounter problems and delays for a number of reasons, including, without limitation, the failure of our technology, the failure of the technology of others, the failure to combine these technologies properly and the failure to maintain and service any test prototypes properly. Many of these potential problems and delays are beyond our control. In addition, collaborative efforts, by their nature, often create problems due to miscommunications and disparate expectations and priorities among the parties involved and may result in unexpected modifications and delays in developing or marketing our fuel cell technologies or impact the cost of making and delivering our fuel cell products. Any such problems or perceived problems with these collaborative efforts could hurt our reputation and the reputation of our products and technologies.

Our efforts to protect our intellectual property may not offer sufficient protection, which could hinder our growth and success.

We regard our patents, trade secrets, copyrights and other intellectual property rights as essential to our growth and success. We rely upon a combination of patent, copyright and trademark laws, trade secret protection, confidentiality and non-disclosure agreements and contractual provisions with employees and with third parties to establish and protect our proprietary rights. We own, directly or indirectly through subsidiaries, patents for certain technologies and are currently applying for additional patents. We can offer no assurance that we will succeed in receiving patent and other proprietary protection in all markets we enter, or, if successful, that such protection will be sufficient. If we successfully develop and market our fuel cells or our CellScan System or any of our other technologies, we expect to face efforts by larger companies and other organizations or authorities to undermine our patents by challenging or copying our intellectual property. Moreover, intellectual property rights are not protected in certain parts of the world. We intend to vigorously defend our material intellectual property against any challenges that may arise. However, any infringement action initiated by us may be very costly and require the diversion of substantial funds from our operations and may require management to expend efforts that might otherwise be devoted to our operations.

Claims by third parties that our technology infringes upon their patents may, if successful, prevent us from further developing or selling our technologies.

Although we do not believe our business activities infringe upon the rights of others, nor are we aware of any pending or contemplated actions to such effect, we can give no assurance that our business activities will not infringe upon the proprietary rights of others, or that other parties will not assert infringement claims against us.

We may need additional funding in order to be competitive, to establish a stronger financial position and to continue our operations.

Since inception, we have incurred operating losses and have used cash in our operations. We have relied on financing activities, principally the sale of our common stock and, recently, our notes, to fund our research and development activities and operations. Unless we are able to successfully develop and market our technologies and products, we believe this dependence will continue. We believe we have sufficient funding for our operations until 2007. However, we may need additional funding in order to be competitive, to establish a stronger financial position and to continue our operations. In addition we may need additional funding if cost overruns relating to the implementation of our manufacturing lines occur, if we do not generate revenues as we currently target by the early 2007, or if we determine to expend funds on advertising our Power Pack or other products. We can offer no assurance that we will be able to secure additional funding, or funding on terms acceptable to us, to meet our financial obligations, if necessary, or that a third party will be willing to make such funds available. Our failure to raise additional funds could require us to delay or curtail our marketing and production programs and research and product development efforts. Further, an event of default may occur if we are unable to repay borrowings under our notes. Additionally, our failure to successfully develop or market our fuel cell products our CellScan system or products derived from any of our other technologies may materially adversely affect our ability to raise additional funds. In any event, it is not possible to make any reliable estimate of the funds required to complete the development of any of our other technologies or market and produce our fuel cell products.

If we were to lose our technical talent or members of senior management and could not find appropriate replacements in a timely manner, our business could be adversely affected.

Our success depends to a significant extent upon Gennadi Finkelshtain, the General Manager of More Energy, our wholly-owned fuel cell subsidiary, and the other scientists, engineers and technicians that seek out, recognize and develop our technologies, as well as our highly skilled and experienced management, including Robert K. Lifton, our Chief Executive Officer, and Howard Weingrow, our President. The loss of the services of Mr. Finkelshtain, or any of our other technical talent or of Messrs. Lifton and Weingrow could have a material adverse effect on our ability to develop our fuel cell products into successful commercial products or any of our other technologies into commercial products. We possess key-person life insurance of $3,000,000 on Mr. Finkelshtain. Although to date we have been successful in recruiting and retaining executive, managerial and technical personnel, we can offer no assurance that we will continue to attract and retain the qualified personnel needed for our business. The failure to attract or retain qualified personnel could have a material adverse effect on our business.

There may be adverse effects on our earnings and our stock price due to the large amount of goodwill and intangible assets on our consolidated balance sheet.

At March 31, 2006, our consolidated balance sheet showed approximately $58,205,000 of goodwill. Our goodwill balance of $58,205,000 is subject to a test for impairment at least annually, which could result in a charge to operations in the event impairment of the goodwill balance would be identified. We continue to amortize the remaining unamortized balance of our intangible assets of $412,000 as of March 31, 2006, with a remaining weighted average useful life of approximately 24 months.

Risks associated with conducting operations in Israel could materially adversely affect our ability to complete the development of our fuel cell technology or any of our other technologies.

Our research and development facilities, our pilot manufacturing facility for our fuel cell Power Pack, as well as some of our executive offices and back-office functions, are located in the State of Israel and our key personnel and their families reside in Israel. We are, therefore, directly affected by the political, economic and military conditions in Israel. Any major hostilities involving Israel or the interruption or curtailment of trade between Israel and any other country, whether due to the Israeli-Palestinian conflict, conflicts with Iran, or America’s war against terrorism, among others, could have a material adverse effect on our ability to complete the development of any of our fuel cell products, our technologies or our ability to supply our technology to contract manufacturers, development partners, customers or vendors. Furthermore, any interruption or curtailment of trade between Israel and any other country in which we have strategic relationships could similarly adversely affect such relationships. In addition, all male adult permanent residents of Israel under the age of 54, unless exempt, are obligated to perform up to 36 days of military reserve duty annually and are subject to being called to active duty at any time under emergency circumstances. Some of our employees are currently obligated to perform annual reserve duty. We are unable to assess what impact, if any, these factors may have upon our future operations.

In addition, historically, Israel has suffered from high inflation and the devaluation of its currency, the New Israeli Shekel, or NIS, compared to the U.S. dollar. Future inflation or further devaluations of the NIS may have a negative impact on our NIS-based obligations over time upon substantial price increases caused by inflation.

It may be difficult to serve process on or enforce a judgment against our Israeli officers and directors, making it difficult to bring a successful lawsuit against us, or our officers and directors, individually or in the aggregate.

Service of process upon our directors and officers, many of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, any judgment obtained in the United States against us may not be collectible within the United States to the extent our assets are located outside the United States. This could limit the ability of our stockholders to sue us based upon an alleged breach of duty or other cause of action. We have been informed by our Israeli legal counsel that there is doubt as to the enforceability of civil liabilities under the Securities Act of 1933 and the Securities Exchange Act of 1934 in original actions instituted in Israel. However, subject to limitation, Israeli courts may enforce United States final executory judgments for liquidated amounts in civil matters, obtained after a trial before a court of competent jurisdiction, according to the rules of private international law currently prevailing in Israel, which enforce similar Israeli judgments, provided that:

•	due service of process has been effected and the defendant was given a reasonable opportunity to defend;

•
the obligation imposed by the judgment is executionable according to the laws relating to the enforceability of judgments in Israel, such judgment is not contrary to public policy, security or sovereignty of the State of Israel and such judgment is executionable in the state in which it was given;

•	such judgments were not obtained by fraud and do not conflict with any other valid judgments in the same manner between the same parties; and

•	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court.

Foreign judgments enforced by Israeli courts generally will be payable in Israeli currency, which can then be converted into United States dollars and transferred out of Israel. The judgment debtor may also pay in dollars. Judgment creditors must bear the risk of unfavorable exchange rates.

We intend to retain all of our future earnings, if any, for use in our business operations and do not expect to pay dividends to our stockholders.

We have not paid any dividends on our common stock to date and do not anticipate declaring any dividends in the foreseeable future. Our board presently intends to retain all earnings, if any, for use in our business operations.

We currently face and will continue to face significant competition.

Our fuel cell product and our CellScan System face and will continue to face significant competition. A large number of corporations, national laboratories and universities in the United States, Canada, Europe, Japan and elsewhere are actively engaged in the development and manufacture of power sources, including batteries and fuel cells, both for portable electronic devices and other uses. Each of these competitors has the potential to capture market share in various markets, which would have a material adverse effect on our position in the industry and our financial results.

We expect competition to intensify greatly as the need for new energy alternatives becomes more apparent and continues to increase. Some of our competitors are well established and have substantially greater managerial, technical, financial, marketing and product development resources. Additionally, companies, government-sponsored laboratories and universities, both large and small, are entering the markets in which we compete. There can also be no assurance that current and future competitors will not be more successful in the markets in which we compete than we have been, or will be in the future. There can be no assurance that we will be successful in such a competitive environment.

FORWARD LOOKING STATEMENTS

In this prospectus and the reports that are incorporated in this prospectus by reference, we state our beliefs of future events and of our future financial performance. In some cases, you can identify those so-called “forward-looking statements” by words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of those words and other comparable words. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those we anticipate. Factors that could cause actual results to differ from those contained in the forward-looking statements are discussed under Item “Risk Factors” and elsewhere in this prospectus. Statements included in this prospectus are based upon information known to us as of the date that this prospectus. We assume no obligation to update or alter our forward-looking statements made in this prospectus, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

SELLING STOCKHOLDERS

This prospectus relates to our registration, for the account of the selling stockholders indicated below, of an aggregate of 296,502 shares of our common stock, including 27,000 shares underlying certain of our warrants, pursuant to registration rights granted by us to the selling stockholders. We have agreed to pay all expenses and costs to comply with our obligation to register the selling stockholders’ shares of common stock. We have also agreed to indemnify and hold harmless the selling stockholders against certain losses, claims, damages or liabilities, joint or several, arising under the Securities Act of 1933.

We believe that the persons named in this table have sole voting and investment power with respect to all shares of common stock that they beneficially own. The last column of this table assumes the sale of all of our shares offered by this prospectus. The registration of the offered shares does not mean that any or all of the selling stockholders will offer or sell any of these shares. Except as set forth in the notes to this table, there is not nor has there been a material relationship between us and any of the selling stockholders within the past three years.

	Number of Shares	Common Stock Offered by Selling	Shares Beneficially Owned After Offering
Name of Selling Stockholder	Beneficially Owned	Stockholder	Number	Percent

Corporate High Yield Fund III, Inc. (1)(2)	98,516	8,569	89,947	*

Corporate High Yield Fund V, Inc. (1)(2)	151,503	13,177	138,326	*

Corporate High Yield Fund VI, Inc. (1)(2)	160,860	13,992	146,868	*

Corporate High Yield Fund, Inc. (1)(2)	93,837	8,163	85,674	*

Debt Strategies Fund, Inc. (1)(3)	309,715	26,945	282,770	*

Diversified Income Strategies Portfolio, Inc. (1)	183,970	16,005	167,965	*

FAM Series: Mercury High Yield Portfolio (1)(4)	19,286	1,678	17,608	*

FAM VARIABLE SERIES: Mercury High Current Income V.I. Fund (1)(4)	50,775	4,417	46,358	*

Floating Rate Income Fund, Inc. (1)(5)	86,458	7,529	78,929	*

Floating Rate Income Strategies Fund Inc. (1)(5)	36,624	3,185	33,439	*

Floating Rate Income Strategies Fund II, Inc. (1)(5)	8,737	759	7,978	*

JMG Capital Partners L.P. (6)	183,125	16,041	167,084	*

JMG Triton Offshore Fund Ltd. (7)	183,125	16,041	167,084	*

McMahan Securities Co. LP (8)	83,556	6,562	76,994	*

ML Bond Fund, Inc., High Income Portfolio (1)(9)	48,363	4,201	44,162	*

ML Bond Fund Inc., High Yield Portfolio (1)	866,004	75,350	790,654	2.5

ML Global Investment Series - Income Strategies Portfolio (1)(3)	309,715	26,945	282,770	*

Pandora Select Partners LP (10)	25,568	12,518	13,050	*

Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio (11)	50,109	4,400	45,709	*

Whitebox Diversified Convertible Arbitrage Partners, LP (12)	3,632	3,025	607	*

Power DC (13)	15,000 (14)	15,000	—	—

Andrew Udis (15)	12,000 (16)	12,000	—	—
_______________

* Less than 1%.

(1)
Based on a Schedule 13G filed with the SEC on February 7, 2006, Merrill Lynch & Co., Inc., on behalf of Merrill Lynch Investment Managers, has shared and dispositive power with respect to the shares held by such fund.

(2)	Betsy Phillips, portfolio manager of this fund, has voting and dispositive power with respect to such shares.

(3)	Kevin Booth, portfolio manager of this fund, has voting and dispositive power with respect to such shares.

(4)	Robert Murray, portfolio manager of this fund, has voting and dispositive power with respect to such shares.

(5)	Joseph Matteo, portfolio manager of this fund, has voting and dispositive power with respect to such shares.

(6)
JMG Capital Partners, LP is a California limited partnership. Its general partner is JMG Capital Management, LLC, a Delaware limited liability company and an investment adviser that has voting and dispositive power over JMG Capital Partners’ investments, including our shares of common stock. The equity interests of JMG Capital Management, LLC are owned by JMG Capital Management, Inc., a California corporation, and Asset Alliance Holding Corp., a Delaware corporation. Jonathan M. Glaser is the executive officer and director of JMG Capital Management, Inc. and has sole voting and dispositive power over JMG Capital Partners’ portfolio holdings and, accordingly, may be deemed to beneficially own the shares of our common stock owned by JMG Capital Partners.

(7)
JMG Triton Offshore Fund, Ltd. is an international business company organized under the laws of the British Virgin Islands. JMG Triton’s investment manager is Pacific Assets Management LLC, a Delaware limited liability company, that has voting and dispositive power over JMG Triton’s investments, including the shares of our common stock. The equity interests of the Pacific Assets are owned by Pacific Capital Management, Inc., a California corporation, and Asset Alliance Holding Corp., a Delaware corporation. The equity interests of Pacific Capital are owned by Messrs. Roger Richter, Jonathan M. Glaser and Daniel A. David. Messrs. Glaser and Richter share voting and dispositive power over JMG Triton’s portfolio holdings and, accordingly, may be deemed to beneficially own the shares of our common stock owned by JMG Triton.

(8)
McMahan Securities Co. L.P. acted as the initial purchaser in our issuance of $45,000,000 aggregate principal amount of our 6% Senior Convertible Notes in July and August 2005. Voting and dispositive power over the shares of our common stock owned by McMahan Securities is exercised by an executive committee of McMahan Securities consisting of Jay Glassman, Chairman, Ronald Fertig, Joseph Dwyer, D. Bruce McMahan, Scott Dillinger, Patricia Ransom and Norman Ziegler.

(9)	Dan Evans, portfolio manager of this fund, has voting and dispositive power with respect to such shares.

(10)
Pandora Select Advisors, LLC is the investment advisor of Pandora Select Partners, LP. The general partner to Pandora Select Advisors, Whitebox Advisors, LLC, is responsible for the day-to-day management of Pandora Select Partners’ investment portfolio. Andrew J. Redleaf is the managing member and general partner of Pandora Select Advisors, and has sole voting and dispositive power over Pandora Select Partners’ portfolio holdings and, accordingly, may be deemed to beneficially own the shares of our common stock held by Pandora Select Partners.

(11)
Pursuant to an investment management agreement, RG Capital Management, L.P. serves as the investment manager of Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio. RGC Management Company, LLC is the general partner of RG Capital. Steve Katznelson and Gerald Stahlecker serve as the managing members of RGC Management. Each of RG Capital, RGC Management,

and Messrs. Katznelson and Stahlecker disclaims beneficial ownership of the securities owned by Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio.

(12)
Whitebox Diversified Convertible Arbitrage Advisors, LLC is the investment advisor to Whitebox Diversified Convertible Arbitrage Partners, LP. Whitebox Advisors, LLC is the general partner of Whitebox Diversified Convertible Arbitrage Partners. Andrew J. Redleaf is the managing member and controlling owner of Whitebox Advisors, and has sole voting and dispositive power over Whitebox Diversified Convertible Arbitrage Partners’ portfolio holdings and, accordingly, may be deemed to beneficially own the shares of our common stock held by Whitebox Diversified Convertible Arbitrage Partners.

(13)	Michelle Rush, our Vice President of Marketing, is the principal of Power DC and has investment control over these securities.

(14)
Represents shares issuable upon the exercise of warrants. In addition, Ms. Rush beneficially owns, directly, 10,000 shares of our common stock issuable upon the exercise of options and 30,000 shares of our common stock issuable upon the exercise of warrants.

(15)	Mr. Udis is a consultant to our company.

(16)
Represents shares issuable upon the exercise of warrants. In addition, Mr. Udis beneficially owns, indirectly, 15,000 shares of our common stock issuable upon the exercise of warrants. Mr. Udis also holds options to purchase 7,500 shares of our common stock, which options vest on December 20, 2006.

PLAN OF DISTRIBUTION

We are registering the shares on behalf of the selling stockholders, as well as on behalf of their donees, pledgees, transferees or other successors-in-interest, if any, who may sell shares received as gifts, pledges, partnership distributions or other non-sale related transfers. All costs, expenses and fees in connection with the registration of the shares offered hereby will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of the shares will be borne by the selling stockholders.

Sales of the shares may be effected by the selling stockholders from time to time in one or more types of transactions (which may include block transactions) on any securities exchange, in the over-the-counter market, in negotiated transactions, through put or call option transactions relating to the shares, through short sales of shares, short sales versus the box, or a combination of such methods of sale, at fixed prices, market prices prevailing at the time of sale, prices related to market prices, varying prices determined at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling stockholders.

The selling stockholders may effect such transactions by selling the shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate.

The selling stockholders and any broker-dealers that act in connection with the sale of the shares might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

Sales of any shares of common stock by the selling stockholders may depress the price of the common stock in any market that may develop for the common stock.

If we are notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of the shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will, if required, file a supplement to this prospectus or a post-effective amendment to the registration statement of which this prospectus is a part under the Securities Act, disclosing:

•	the name of each such selling stockholder and of the participating broker-dealer(s);

•	the number of shares involved;

•	the price at which such shares were sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transaction.

We will not receive any of the proceeds received by the selling stockholders in connection with any of their sales of our common stock. However, we will receive proceeds of approximately $283,000 if all of the warrants that relate to the common stock being offered by certain of the selling stockholders are exercised. We intend to use such proceeds, if any, for working capital and general corporate purposes.

LEGAL MATTERS

The validity of the shares of our common stock covered by this prospectus has been passed upon for us by Sonnenschein Nath & Rosenthal LLP, New York, New York.

EXPERTS

The consolidated financial statements of Medis Technologies Ltd. at December 31, 2005 and for each of the three years in the period ended December 31, 2005 appearing in Medis Technologies Ltd.’s annual report on Form 10-K for the year ended December 31, 2005, and Medis Technologies Ltd. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by Kost Forer Gabbay & Kasierer, a Member of Ernst & Young Global, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act for the registration of the common stock offered by this prospectus. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by the rules and regulations of the SEC. For further information with respect to our company and the common stock offered hereby, you should refer to the registration statement. Statements contained in this prospectus as to the contents of any contracts or other document referred to herein are not necessarily complete and, where such contract or other document is an exhibit to the registration statement, each such statement is qualified in all respects by the provisions of such exhibit, to which reference is hereby made.

The registration statement can be inspected and copied at prescribed rates at the SEC’s Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. You may obtain information regarding the Washington, D.C. Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the registration statement is publicly available through the SEC’s site on the Internet, located at: http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. Our SEC File Number is 0-30391. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. The documents we are incorporating by reference are as follows:

•	our Annual Report on Form 10-K for the year ended December 31, 2005;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006;

•	our Current Report on Form 8-K filed with the SEC on January 19, 2006;

•	our Current Report on Form 8-K filed with the SEC on February 2, 2006;

•	our Current Report on Form 8-K filed with the SEC on April 4, 2006;

•	our Current Report on Form 8-K filed with the SEC on April 18, 2006;

•	our Current Report on Form 8-K filed with the SEC on April 24, 2006;

•	our Current Report on Form 8-K filed with the SEC on April 27, 2006;

•	our Current Report on Form 8-K filed with the SEC on May 4, 2006;

•	our Current Report on Form 8-K filed with the SEC on May 5, 2006;

•	our Current Report on Form 8-K filed with the SEC on May 12, 2006;

•	the definitive proxy statement relating to our 2006 Annual Meeting of Stockholders filed with the SEC on May 1, 2006; and

•	the description of our common stock contained in our registration statement on Form 8-A, including any amendments or reports filed for the purpose of updating that description.

This prospectus also incorporates by reference any future filings that we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (except for information furnished to the SEC that is not deemed to be “filed” for purposes of the Exchange Act) on or subsequent to the date of this prospectus until all the common stock being offered by this prospectus are sold or until the offering of the common stock is otherwise terminated. “Incorporation by reference” means that we are disclosing important information to you by referring to those documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus is considered to be a part of this prospectus and information that we file with the SEC on or after the date of this prospectus will automatically supplement, update or supersede previously filed information.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents which we incorporate by reference in this prospectus (not including exhibits to such documents unless such exhibits are specifically incorporated by reference to such documents). Requests should be directed to: Medis Technologies Ltd., 805 Third Avenue, New York, New York 10022; (212) 935-8484.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth various expenses which will be incurred in connection with this offering as it relates to this Registration Statement:

Filing Fee	$731
Legal Fees and Expenses	7,500 *
Accounting Fees and Expenses	3,000 *
Printing Expenses	1,000 *
Miscellaneous Expenses	769 *
Total	$13,000 *
__________

* Estimated

Item 15. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent to the Registrant. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

The Registrant’s by-laws provide for indemnification by the Registrant of any of its directors or officers, or, at the request of the Registrant, any other person who is or was serving as a director or officer of, or in any other capacity for, any other enterprise, to the fullest extent permitted by law. The by-laws also provide that the Registrant shall advance expenses to a director or officer and, if reimbursement of such expenses is demanded in advance of the final disposition of the matter with respect to which such demand is being made, upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that the director or officer is not entitled to be indemnified by the Registrant. To the extent authorized from time to time by the board of directors of the Registrant, the Registrant may provide to any one or more employees of the Registrant, one or more officers, employees and other agents of any subsidiary or one or more directors, officers, employees and other agents of any other enterprise, rights of indemnification and to receive payment or reimbursement of expenses, including attorneys’ fees, that are similar to the rights conferred in the by-laws of the Registrant on directors and officers of the Registrant or any subsidiary or other enterprise. The by-laws do not limit the power of the Registrant or its board of directors to provide other indemnification and expense reimbursement rights to directors, officers, employees, agents and other persons otherwise than pursuant to the by-laws.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s certificate of incorporation provides for such limitation of liability.

Item 16. Exhibits

Exhibit Number	Description of Exhibit

4.1	Restated Certificate of Incorporation of Registrant(1)

4.2	Restated Bylaws of Registrant(1)

4.3	Form of certificate evidencing shares of common stock of Registrant(1)

5.1	Opinion of Sonnenschein Nath & Rosenthal LLP*

23.1	Consent of Kost, Forer, Gabbay & Kasierer

23.3	Consent of Sonnenschein Nath & Rosenthal LLP (contained in their opinion included under Exhibit 5.1)*

24.1	Power of Attorney (comprises a portion of the signature page to this Registration Statement)

__________

* To be filed by amendment.

(1) Filed as an exhibit to the Registration Statement on Form S-1 (File No. 333-83945) of Registrant and incorporated herein by reference.

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or section 15(d) of the Securities

Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)
Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to Item 15 of Part II of the registration statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 26, 2006.

MEDIS TECHNOLOGIES LTD.

By:	/s/ Robert K. Lifton
Robert K. Lifton
Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert K. Lifton and Howard Weingrow, and each or either of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to approve, sign and file with the U.S. Securities and Exchange Commission and any other appropriate authorities the original of any and all amendments (including post-effective amendments) to this Registration Statement and any other documents in connection therewith, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

_______________

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ Robert K. Lifton Robert K. Lifton	Chairman of the Board, Chief Executive Officer and Secretary (Principal Executive Officer)	May 26, 2006
/s/ Howard Weingrow Howard Weingrow	Deputy Chairman, Chief Operating Officer, Treasurer and Director	May 26, 2006
/s/ Jacob S. Weiss Jacob S. Weiss	President and Director	May 26, 2006
/s/ Israel Fisher Israel Fisher	Senior Vice President-Finance and Chief Financial Officer (Principal Financial Officer)	May 26, 2006
/s/ Michael S. Resnick Michael S. Resnick	Senior Vice President and Controller (Principal Accounting Officer)	May 26, 2006
/s/ Amos Eiran Amos Eiran	Director	May 26, 2006

/s/ Zeev Nahmoni Zeev Nahmoni	Director	May 26, 2006
Jacob E. Goldman	Director
/s/ Philip Weisser Philip Weisser	Director	May 26, 2006
/s/ Mitchell H. Freeman Mitchell H. Freeman	Director	May 26, 2006
/s/ Steve Barnett Steve Barnett	Director	May 26, 2006